UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      February 22, 2006

AMERICAN INDEPENDENCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-05270	11-1817252
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

485 Madison Avenue, New York, NY 10022		10022
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (212) 355-4141

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

EXPLANATORY NOTE

The Company is filing this Form 8-K/A as Amendment No. 1 to its Current Report on Form 8-K (the “Form 8-K”) that was filed with the United States Securities and Exchange Commission on February 28, 2006 solely for the purpose of correcting typographical errors. The entire contents of the Form 8-K incorporating the correction is set forth below.

Item 1.01 Entry into a Material Definitive Agreement

On February 22, 2006, American Independence Corp. (“Company”) entered into an agency agreement with First Integrated Health, Inc. (“FIH”).  Under this agreement, FIH will begin writing employer Medical Stop-Loss through Independence American Insurance Company (“IAIC") as soon as practicable, and will move the majority of its existing block of fully-insured and stop-loss health insurance to IAIC in January 2007, with the balance moving by the end of 2007.  IAIC will pay FIH $2,500,000 by March 1, 2006, which FIH has agreed to simultaneously pay to Independence Holding Company (“IHC”) in consideration of IHC issuing 125,000 shares of IHC common stock (“IHC Stock”) to FIH.  IAIC will hold the IHC Stock in escrow until such time as IAIC’s aggregate annualized premiums written through FIH reaches $30 million.

This Agreement terminates on December 31, 2011; provided, it will automatically be extended to December 31, 2016, subject to satisfaction of certain conditions as to premium volume and profitability. Assuming these conditions are satisfied, FIH would be entitled to up to an additional $2,500,000 depending on the value of the IHC Stock as of December 31, 2011.  If the Agreement is extended to December 31, 2016, subject to satisfaction of certain further conditions as to premium volume and profitability, FIH would be entitled to up to an additional $5,000,000 depending on the value of the IHC Stock as of December 31, 2016.  In addition, FIH could be entitled to a $1,000,000 bonus on December 31, 2013 subject to satisfaction of certain conditions as to premium volume and profitability.

FIH will enter into a loss ratio slide arrangement whereby IAIC cedes a .35 to 1 two-way slide off of the pivot point of a 100% combined loss ratio risk share.  All premiums with respect to the arrangement will be controlled by IAIC.  FIH will collateralize this obligation with a letter of credit, cash or the IHC Stock.  IAIC will receive customary carrier fees and Insurers Administrative Corporation will receive a management fee on the fully-insured business.

There is no material relationship between the Company and FIH, other than in respect of the agreement.

Item 8.01 Other Events

News Release of American Independence Corp. dated February 22, 2006 titled “American Independence Corp. Announces Agreement To Write Fully-Insured And Medical Stop-Loss Health Insurance Through Independence American ”.  A copy of the release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1

News Release of American Independence Corp. dated February 22, 2006 titled “American Independence Corp. Announces Agreement To Write Fully-Insured And Medical Stop-Loss Health Insurance Through Independence American”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN INDEPENDENCE CORP.

(Registrant)

By: /s/ Teresa A. Herbert Teresa A. Herbert Vice President and Chief Financial Officer	Date:	February 28, 2006

Exhibit 99.1

AMERICAN INDEPENDENCE CORP.

  CONTACT:  DAVID T. KETTIG

485 MADISON AVENUE

  (212) 355-4141 Ext. 3047

NEW YORK, NEW YORK 10022

  www.americanindependencecorp.com

NASDAQ – AMIC

NEWS RELEASE

AMERICAN INDEPENDENCE CORP. ANNOUNCES

AGREEMENT TO WRITE FULLY-INSURED AND MEDICAL STOP-LOSS HEALTH INSURANCE THROUGH INDEPENDENCE AMERICAN

New York, New York, February 22, 2006.  American Independence Corp. (NASDAQ: AMIC) today announced that it has executed an agency agreement for a marketing organization with a growing block of fully-insured health business, including Consumer Driven Health Plans (CDHPs) primarily sold to small employer groups, and Medical Stop-Loss to begin writing for Independence American Insurance Company.  The agency that produces this business will immediately begin writing Employer Medical Stop-Loss through Independence American, and will move the majority of its existing block of fully-insured and stop-loss health insurance (currently approximately $35 million and growing) to Independence American in January 2007, with the balance moving by the end of 2007.  This block has averaged 8% risk profit over the past five years, although there is no guaranty that such results will be maintained.  Independence American will be the exclusive issuing carrier for business underwritten by this agency through December 31, 2011.  Subject to certain conditions, the agreement will automatically extend until December 31, 2016, and the agency could be entitled to additional cash consideration.

Roy Thung, Chief Executive Officer of AMIC, commented “This is a landmark event for AMIC.  We have entered into a long-term arrangement to be the exclusive carrier for a marketing organization with an established captive agency force that has produced impressive underwriting results for many years, and is poised for accelerated growth.  Based on historical results, we anticipate that this business will earn significant returns for AMIC for many years to come. We have been adding licenses and obtaining product approvals over the last several years so as to be prepared for an opportunity to become an issuing carrier.  This block will significantly increase our fully-insured line of business, which tends to be less volatile than medical stop-loss, and will improve our overall mix of business.”

About American Independence Corp.

AMIC is a holding company principally engaged in the health insurance and reinsurance business through Independence American Insurance Company and its managing general underwriter division.

Some of the statements included herein may be considered to be forward looking statements which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in IHC's filings with the Securities and Exchange Commission.

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